EXHIBIT 21

SUBSIDIARIES AND AFFILIATES OF THE REGISTRANT

Name	Jurisdiction of Incorporation	Percentage of voting securities owned directly or indirectly by Quaker
*Quaker Chemical Corporation	Delaware, U.S.A.	100%
+*Quaker Chemical Management Inc.	Delaware, U.S.A.	100%
+SB Decking, Inc. (formerly Selby, Battersby &Co.)	Delaware, U.S.A.	100%
*AC Products, Inc.	California, U.S.A.	100%
*Epmar Corporation	California, U.S.A.	100%
+*Quaker QP, Inc.	Pennsylvania, U.S.A.	100%
*Quaker Automotive Italia, S.r.l.	Italy	100%
*Quaker Chemical Europe B.V.	Holland	100%
*Quaker Chemical B.V.	Holland	100%
*Quaker Chemical (China) Co. Ltd.	China	100%
*Quaker China Holdings B.V.	Holland	100%
*Quaker Chemical Canada Limited	Ontario, Canada	100%
*Quaker Chemical Hungary Ltd.	Hungary	100%
*Quaker Chemical Limited	United Kingdom	100%
*Quaker Chemical S.A.	France	100%
*Quaker Chemical, S.A.	Spain	100%
+*Quaker Denmark ApS	Denmark	100%
*Quaker Chemical S.A.	Argentina	100%
+*Quaker Chemical Participacoes, Ltda.	Brazil	100%
*Quaker Chemical Limited	Hong Kong	100%
*Quaker Chemical Holdings South Africa (Pty) Limited	Republic of South Africa	100%
*Quaker Italia, S.r.l.	Italy	100%
*Quaker Australia Holdings Pty. Limited	Victoria, Australia	100%
*Quaker Shanghai Trading Company Limited	China	100%
*Q2 Technologies, LLC	Nevada, U.S.A.	70%
*Quaker Chemical Industria e Comercio Ltda.	Brazil	100%
*Quaker Chemical Operacoes, Ltda.	Brazil	100%
*Wuxi Quaker Chemical Co., Ltd.	China	60%
*Quaker Chemical India Limited	India	55%
*Quaker Chemical (Australasia) Pty. Limited	New South Wales, Australia	51%
*Quaker Chemical South Africa (Pty.) Ltd.	Republic of South Africa	51%
**Quaker Park Associates, LP	Pennsylvania, U.S.A.	50%
**Nippon Quaker Chemical, Ltd.	Japan	50%
**Kelko Quaker Chemical, S.A.	Venezuela	50%
**TecniQuimia Mexicana S.A. de C.V.	Mexico	40%

+	A non-operating company.
*	Included in the consolidated financial statements.
**	Accounted for in the consolidated financial statements under the equity method.